Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3MEF (File No. 333-286412), Forms S-3 (File Nos. 333-286663; 333-262893 and 333-267066) and on Forms S-8 (File Nos. 333-264526; 333-267815; 333-268390; 333-268777; and 333-268778) of SUNation Energy, Inc. (the “Company”) of our report dated April 15, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the Company’s consolidated financial statements as of and for the year ended December 31, 2024 appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ UHY LLP

Melville, NY

March 20, 2026